Exhibit 99.1

Excerpt from Form S-1 Registration Statement Filed by Cloud Peak Energy Inc. on November 19, 2010:

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risk factors described below and all of the information set forth in this prospectus and the information incorporated by reference herein before you decide to invest in our common stock. If any of these risk factors, as well as other risks and uncertainties that are not currently known to us or that we currently believe are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In such a case, you may lose part or all of your investment.

Risks Related to Our Business and Industry

The recent global economic downturn and disruptions in the financial and credit markets may have a material adverse effect on our business, financial condition and results of operations.

The recent global economic downturn, particularly with respect to the U.S. economy, coupled with the global financial and credit market disruptions, have had an adverse impact on the coal industry generally and may continue to do so until economic conditions improve. The demand for electricity in our target markets decreased during 2009. Decreases in the demand for electricity typically lead to a decline in the demand for and prices of coal. The economic downturn also negatively impacted the demand for U.S. exports of coal. Demand for electricity and export markets have improved during the first three quarters of 2010 compared to 2009 but if these negative trends recur, we may not be able to sell all of the coal we are capable of producing or sell our coal at prices comparable to more favorable years. In addition, prices for coal in the spot market, including for PRB coal, have decreased from their historic highs reached during the first half of 2008. Although we have historically sold most of our coal under long-term coal sales agreements with fixed prices, the prices in the spot market influence the price for the forward sales agreements that we are entering into now and may enter into in the future, and the prices we receive for our coal may not be as favorable as they have been in the past. In addition, stockpiles of coal by our customers increased as a result of the downturn, reaching their highest level in recent years, and our customers began curtailing future orders. Low prices for natural gas, which is a substitute for coal generated power, may also lead to continued decreased coal consumption by electricity-generating utilities. Market conditions, like tightening of the credit markets, may also impact our customers’ ability to finance their operations, which may result in decreased demand for our coal, cancellation of orders or changes to the coal sales agreements with those customers. For example, during 2009 we experienced a greater than normal number of customers seeking to reduce the amount of tons taken under existing contracts through contractual remedies, such as force majeure provisions, and additional customers may seek to similarly reduce tons taken in future periods under their agreements with us. Decreased sales volumes could impact our revenues, cost structure and opportunities for growth in the future. We are unable to predict the long-term impact of the recent global economic and financial crisis, and any actions we may take in response to these conditions or any which may arise in the future may be insufficient. A protracted continuation or worsening of the global economic downturn or disruptions in the financial markets could have a material adverse effect on our business, financial condition and results of operations. Furthermore, because we typically seek to enter into long-term arrangements for the sale of a substantial portion of our coal, it is likely that the average sales price we receive for our coal will lag behind any general economic recovery in the U.S.

Coal prices are subject to change and a substantial or extended decline in prices could materially and adversely affect our revenues and results of operations, as well as the value of our coal reserves.

Our revenues, results of operations and the value of our coal reserves are dependent in large measure upon the prices we receive for our coal. Because coal is a commodity, the prices we receive are set by the marketplace. Prices for coal generally tend to be cyclical, and over the last several years have become more volatile. The contract prices we may receive in the future for coal depend upon numerous factors, including:

•                  the domestic and foreign supply and demand for coal, including demand for U.S. coal exports from eastern U.S. markets;

•                  domestic demand for electricity;

•                  domestic and foreign economic conditions, including economic downturns and the strength of the global and U.S. economies;

•                  the quantity and quality of coal available from competitors;

•                  competition for production of electricity from non-coal sources, including the price and availability of alternative fuels, such as natural gas and crude oil, and alternative energy sources, such as nuclear, hydroelectric, wind and solar power, and the effects of technological developments related to these non-coal and alternative energy sources;

•                  domestic air emission standards for coal-fired power plants, and the ability of coal-fired power plants to meet these standards by installing scrubbers or other means;

•                  adverse weather, climatic or other natural conditions, including natural disasters;

•                  legislative, regulatory and judicial developments, environmental regulatory changes, or changes in energy policy and energy conservation measures that would adversely affect the coal industry, such as legislation that limits carbon dioxide emissions or provides for increased funding and incentives for, or mandates the use of, alternative energy sources;

•                  domestic and foreign governmental regulations and taxes;

•                  the quantity, quality and pricing of coal available in the resale market;

•                  the capacity of, cost of, and proximity to, rail transportation facilities and rail transportation delays;

•                  market price fluctuations for sulfur dioxide emission allowances; and

•                  subsidies designed to encourage the use of alternative energy sources.

A substantial or extended decline in the prices we receive for our future coal sales contracts due to these or other factors could materially and adversely affect us by decreasing our revenues, thereby materially and adversely affecting our results of operations.

Our coal mining operations are subject to operating risks, which could result in materially increased operating expenses and decreased production levels and could materially and adversely affect our results of operations.

We mine coal at surface mining operations located in Wyoming and Montana. Our coal mining operations are subject to a number of operating risks. Because we maintain very little produced coal inventory, certain conditions or events could disrupt operations, adversely affect production and shipments and increase the cost of mining at particular mines for varying lengths of time, which could have a material adverse effect on our results of operations. These conditions and events include, among others:

•                  poor mining conditions resulting from geological, hydrologic or other conditions, which may cause instability of highwalls or spoil-piles or cause damage to nearby infrastructure;

•                  mining and plant equipment failures and unexpected maintenance problems;

•                  adverse weather and natural disasters, such as heavy rains, flooding and other natural events affecting operations, transportation or customers;

•                  the unavailability of raw materials, equipment (including heavy mobile equipment) or other critical supplies such as tires and explosives, fuel, lubricants and other consumables of the type, quantity and/or size needed to meet production expectations;

•                  the capacity of, and proximity to, rail transportation facilities and rail transportation delays or interruptions, including derailments;

•                  delays, challenges to, and difficulties in acquiring, maintaining or renewing necessary permits, including environmental permits, or mining or surface rights;

•                  delays or difficulties in, the unavailability of, or unexpected increases in the cost of acquiring, developing and permitting new Lease by Application (“LBA”) acquisitions from the federal government and other new mining reserves and surface rights, including challenges by non-governmental or environmental organizations or other third parties;

•                  competition and/or conflicts with other natural resource extraction activities and production within our operating areas, such as coalbed methane extraction or oil and gas development;

•                  a major incident at a mine site that causes all or part of the operations of a mine to cease for some period of time;

•                  current and future health, safety and environmental regulations or changes in interpretations of current regulations, including the classification of plant and animal species near our mines, including the potential listing of the sage grouse and the mountain plover, as endangered or threatened species;

•                  inability to acquire or maintain adequate financial sureties for mining and reclamation purposes or to meet other governmental or private bonding requirements; and

•                  the value of the U.S. dollar relative to other currencies, particularly where imported products are required for the mining process, such as tires and petroleum products.

These changes, conditions and events may materially increase our cost of mining and delay or halt production at particular mines either permanently or for varying lengths of time.

Competition within the coal production industry and with producers of competing energy sources may materially and adversely affect our ability to sell coal at a favorable price.

We compete with numerous other coal producers in various regions of the U.S. for domestic sales. International demand for U.S. coal also affects competition within our industry. The demand for U.S. coal exports depends upon a number of factors, including the overall demand for electricity in foreign markets; currency exchange rates; ocean freight rates; port and shipping capacity; the demand for foreign-produced steel, both in foreign markets and in the U.S. market; general economic conditions in foreign countries; technological developments; and environmental and other governmental regulations. Foreign demand for eastern U.S. coal increased significantly during 2008 but declined during 2009. A further decline in foreign demand for U.S. could cause competition among coal producers for sales in the U.S. to intensify, potentially resulting in significant additional downward pressure on domestic coal prices, including in the PRB.

In addition to competing with other coal producers, we compete generally with producers of other fuels, such as natural gas and crude oil. A decline in price for these fuels could cause demand for coal to decrease and adversely affect the price of our coal. For example, the average price for natural gas declined from $5.87 per thousand cubic feet as of December 2008 to $4.44 per thousand cubic feet as of December 2009, leading to, in some instances, decreased coal consumption by electricity-generating utilities. If alternative energy sources, such as nuclear, hydroelectric, wind or solar, become more cost-competitive on an overall basis, demand for coal could decrease and the price of coal could be materially and adversely affected, including in the PRB. Further, legislation requiring the use and dispatch of these alternative energy sources and fuels or legislation providing financing or incentives to encourage continuing technological advances and deployment in this area could further enable alternative energy sources to become more competitive with coal.

Excess production and production capacity in the coal industry could put downward pressure on coal prices and, as a result, materially and adversely affect our revenues and profitability.

During the mid-1970s and early 1980s, increased demand for coal attracted new investors to the coal industry in the PRB, spurred the development of new mines and resulted in additional production capacity throughout the industry, all of which led to increased competition and lower coal prices. Increases in coal prices during recent periods encouraged the development of expanded capacity by coal producers. Some of these planned capacity increases and existing production plans have been delayed or reduced due to coal price reductions since mid-2008 and the global economic downturn. However, these capacity increases may be restarted in the future. Any overcapacity and increased production in the future could materially reduce coal prices and, therefore, materially reduce our revenues and profitability.

Decreases in demand for electricity resulting from economic, weather changes or other conditions could adversely affect coal prices and materially and adversely affect our results of operations.

Our coal customers primarily use our coal as fuel for domestic electricity generation. Overall economic activity and the associated demands for power by industrial users can have significant effects on overall electricity demand. An economic slowdown can significantly slow the growth of electricity demand and could result in contraction of demand for coal. Weather patterns can also greatly affect electricity demand. Extreme temperatures, both hot and cold, cause increased power usage and, therefore, increased generating requirements from all sources. Mild temperatures, on the other hand, result in lower electrical demand, which allows generators to choose the sources of power generation when deciding which generation sources to dispatch. Any downward pressure on coal prices, due to decreases in overall demand or otherwise, including changes in weather patterns, would materially and adversely affect our results of operations.

The use of alternative energy sources for power generation could reduce coal consumption by U.S. electric power generators, which could result in lower prices for our coal, could reduce our revenues and materially and adversely affect our business and results of operations.

In 2009, we sold approximately 95% of our coal to domestic electric power generators. Domestic electric power generation accounted for approximately 94% of all U.S. coal consumption in 2009, according to the U.S. Energy Information Administration (the “EIA”). The amount of coal consumed for U.S. electric power generation is affected by, among other things:

•                  the location, availability, quality and price of alternative energy sources for power generation, such as natural gas, fuel oil, nuclear, hydroelectric, wind and solar power;

•                  technological developments, including those related to alternative energy sources; and

•                  subsidies or legal mandates designed to encourage the use of alternative energy sources.

Gas-fired generation has the potential to displace coal-fired generation, particularly from older, less efficient coal-powered generators. We expect that many of the new power plants needed to meet increasing demand for domestic electricity generation will be fired by natural gas, because gas-fired plants are cheaper to construct, and permits to construct these plants are easier to obtain as natural gas is seen as having a lower environmental impact than coal-fired generators. In recent periods, governmental regulators at the federal, state and local levels have shown increased interest in limiting greenhouse gas (“GHG”) emissions. This has resulted in increased regulation of coal mining and of coal-fired power plants and other end-users of coal, increasing the cost of burning coal compared to alternative energy sources. In addition, environmental activists concerned with climate change issues have attempted to use the regulatory and judicial processes to block the construction of new coal-fired power plants or capacity expansions to existing plants. Further, state and federal mandates for increased use of electricity from renewable energy sources could have an impact on the market for our coal. Many states have enacted legislative mandates requiring electricity suppliers to use renewable energy sources to generate a certain percentage of power. There have been numerous proposals to establish a similar uniform, national standard. Although none of these federal proposals have been enacted to date, the Obama Administration has indicated its support for a federal renewable energy standard as part of energy and climate change legislative initiatives. Current determinations by Senate leaders indicate that such initiatives are unlikely to be debated or passed in 2010; however, the concepts could be revisited in 2011 or later. Possible advances in technologies and incentives, such as tax credits, to enhance the economics of renewable energy sources could make these sources more competitive with coal. Any reduction in the amount of coal consumed by U.S. electric power generators could reduce the price of coal that we mine and sell, thereby reducing our revenues and materially and adversely affecting our business and results of operations.

New and potential future regulatory requirements and public concerns relating to GHG emissions could affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline.

One major by-product of burning coal is carbon dioxide, which is considered a GHG and is a major source of regulatory attention with respect to global warming, also known as climate change. Climate change continues to attract public and scientific attention, and increasing government attention is being paid to reducing GHG emissions, including from coal-fired power plants.

There are many regulatory approaches currently in effect or being considered to address GHGs, including possible future U.S. treaty commitments, new federal or state legislation that may impose a carbon emissions tax or establish a cap-and-trade program and regulation by the U.S. Environmental Protection Agency (the “EPA”).

•                  The current Administration has indicated its support for a mandatory cap-and-trade program to reduce GHG emissions, and the U.S. Congress has considered various proposals to reduce GHG emissions, mandate electricity suppliers to use renewable energy sources to generate a certain percentage of power and require energy efficiency measures. For example, in June 2009, the U.S. House of Representatives passed a comprehensive climate change and energy bill, the American Clean Energy and Security Act.

•                  In September 2009, the EPA promulgated a rule requiring certain emitters of GHGs, including coal-fired power plants, to monitor and report their GHG emissions to the EPA. In addition, following the 2007 U.S. Supreme Court ruling in Massachusetts v. EPA, the EPA has declared that anthropogenic GHGs “endanger” public health and welfare and issued a series of rules requiring extensive regulation, starting January 2, 2011, of GHG emissions from mobile sources and stationary sources, including imposing new permitting requirements and obligations to use best available control technology for the reduction of GHG emissions whenever certain stationary sources, such as power plants, are built or significantly modified.

•                  State and regional climate change initiatives intended to limit or affect the emission of GHG emissions from certain sources, such as the Regional Greenhouse Gas Initiative covering certain northeastern and mid-Atlantic states, the Western Climate Initiative, the Midwestern Greenhouse Gas Reduction Accord and the California Global Warming Solutions Act, either have already taken effect or may take effect in the foreseeable future.

•                  The State of California approved a fee to be paid by certain emitters of GHGs, and other jurisdictions have or are also considering imposing similar fees or taxes.

The permitting of new coal-fired power plants has also recently been contested, at times successfully, by state regulators and environmental organizations due to concerns related to GHG emissions from the new plants. Additionally, at least one U.S. federal appeals court reinstated a lawsuit permitting individuals, state attorneys general and others to pursue claims against industrial companies on the basis that they have created a public nuisance due to their emissions of carbon dioxide and its alleged effects on climate (e.g. sea level and storm severity).

Climate change initiatives and other efforts to reduce GHG emissions like those described above or otherwise may require additional controls on coal-fired power plants and industrial boilers, may cause some users of coal to switch from coal to a lower carbon fuel and may result in the closure of coal-fired power plants or in reduced construction of new plants. Any switching of fuel sources away from coal, closure of existing coal-fired power plants, or reduced construction of new coal-fired power plants could have a material adverse effect on demand for and prices received for our coal.

Our business requires substantial capital investment and maintenance expenditures, which we may be unable to provide.

Our business plan and strategy are dependent upon our acquisitions of additional reserves, which require substantial capital expenditures to acquire additional coal leases. We also require capital for, among other purposes, acquisition of surface rights, equipment and the development of our mining operations, capital renovations, maintenance and expansions of plants and equipment and compliance with environmental laws and regulations. To the extent that cash on hand, cash generated internally and cash available under our credit facility are not sufficient to fund capital requirements, we will require additional debt and/or equity financing. However, additional debt or equity financing may not be available to us or, if available, may not be available on satisfactory terms. Additionally, our debt instruments may restrict our ability to obtain such financing. Furthermore, the recent tightening and volatility of the credit markets has resulted in more stringent lending standards and terms and higher volatility in interest rates. These trends together with significant write-offs in the financial services sector, re-pricing of credit risk and weak economic conditions generally could adversely impact our ability to obtain additional debt financing or the cost of debt if obtained. If we are unable to obtain additional capital, we may not be able to maintain or increase our existing production rates and we could be forced to reduce or delay capital expenditures or change our business strategy, sell assets or restructure or refinance our indebtedness, all of which could have a material adverse effect on our business or financial condition.

We may be unable to obtain, maintain or renew permits, licenses or leases necessary for our operations, which would materially reduce our production, cash flow and profitability.

Mining companies must obtain a number of permits and licenses that impose strict regulations on various environmental and operational matters in connection with coal mining. These include permits and licenses issued by various federal, state and local agencies and regulatory bodies. The permitting rules, and the interpretations of these rules, are complex, change frequently and are often subject to discretionary interpretations by the regulators, all of which may make compliance more difficult or impractical, and may possibly preclude the continuance of ongoing operations or the development of future mining operations. The public, including non-governmental organizations, anti-mining groups and individuals, have certain statutory rights to comment upon and submit objections to requested permits and environmental impact statements (each an “EIS”) prepared in connection with applicable regulatory processes, and otherwise engage in the permitting and licensing process, including bringing citizens’ lawsuits to challenge the issuance of permits, the validity of EIS or performance of mining activities. For example, the EIS and other regulatory matters associated with the West Antelope II LBA have been legally challenged in 2010 by several non-governmental organizations, which could create a delay or uncertainty in acquiring the coal lease. If this or any other permits, licenses or leases are not issued or renewed in a timely fashion or at all, or if permits or leases issued or renewed are conditioned in a manner that restricts our ability to efficiently and economically conduct our mining activities, we could suffer a material reduction in our production, and our cash flow or profitability could be materially and adversely affected.

Because most of the coal in the vicinity of our mines is owned by the U.S. federal government, our future success and growth could be materially and adversely affected if we are unable to acquire or are delayed in the acquisition of additional reserves through the federal competitive leasing process.

The U.S. federal government owns most of the coal in the vicinity of our mines. Accordingly, the LBA process is the most significant means of acquiring additional reserves. There is no requirement that the federal government lease coal subject to an LBA, lease its coal at all or give preference to any LBA applicant, and our bids may compete with other coal producers’ bids in the PRB. In the current coal pricing environment, LBAs are becoming increasingly more competitive and expensive to obtain, and the review process to submit an LBA for bid continues to lengthen. We expect that this trend may continue. The increasing size of potential LBA tracts may make it easier for new mining operators to enter the market on economical terms and may, therefore, increase competition for LBAs. Increased opposition from non-governmental organizations and other third parties may also lengthen, delay or complicate the LBA process. For example, the West Antelope II LBA is subject to pending legal challenges filed in 2010 against the Bureau of Land Management (the “BLM”) and the Secretary of the Interior by environmental organizations. In order to win a lease in the LBA process and acquire additional coal, our bid for a coal tract must meet or exceed the fair market value of the coal based on the internal estimates of the BLM, which they do not publish. We have maintained a history of timely payments related to our LBAs. If we are unable to maintain our “good payer” status, we would be required to seek bonding for any remaining payments.

The LBA process also requires us to acquire rights to mine from surface owners overlying the coal, and these rights are becoming increasingly more difficult and costly to acquire. Certain federal regulations provide a specific class of surface owners, also known as qualified surface owners (each, a “QSO”), with the ability to prohibit the BLM from leasing its coal. For example, in connection with a pending LBA that we nominated for our Cordero Rojo mine, the BLM determined that certain surface owners satisfied the regulatory definition of QSO. If a QSO owns the land overlying a coal tract, federal laws prohibit us from leasing the coal tract without first securing surface rights to the land, or purchasing the surface rights from the QSO. This right of QSOs allows them to exercise significant influence over negotiations to acquire surface rights and can delay the LBA process or ultimately prevent the acquisition of an LBA. If we are unable to successfully negotiate access rights with QSOs at a price and on terms acceptable to us, we may be unable to acquire LBAs for coal on land owned by the QSO. If the prices to acquire land owned by QSOs increase, it could materially and adversely affect our profitability.

If we are unable to acquire or develop additional coal reserves that are economically recoverable, our profitability and future success and growth may be materially and adversely affected.

Our profitability depends substantially on our ability to mine, in a cost-effective manner, coal reserves that possess the quality characteristics our customers desire. Because our reserves decline as we mine our coal, our future success and growth depend upon our ability to acquire additional coal that is economically recoverable. If we fail to acquire or develop additional reserves, our existing reserves will eventually be depleted. Furthermore, any significant delay in acquiring reserves, due to delays in the federal competitive leasing process or otherwise, could negatively impact our production rate. As a result, to maintain our production capacity and competitive position, we will need to acquire significant additional coal through the federal competitive leasing process that can be mined on an economically recoverable basis.

Our ability to obtain additional coal reserves in the future could also be limited by the availability of cash we generate from our operations or available financing, restrictions under our debt instruments, competition from other coal companies for properties, the lack of suitable acquisition or LBA opportunities, the delay in the federal leasing process caused by third-party legal challenges or the inability to acquire coal properties or LBAs on commercially reasonable terms. In addition, we may not be able to mine future reserves as profitably as we do at our current operations. Furthermore, the price we receive for our coal impacts the economic recoverability of our existing coal. Our ability to develop economically recoverable reserves will be materially adversely impacted if prices for coal sold decrease significantly.

If we are unable to acquire surface rights to access our coal, we may be unable to obtain a permit to mine coal we own and may be required to employ expensive techniques to mine around those sections of land we cannot access in order to access other sections of coal reserves, which could materially and adversely affect our business and our results of operations.

After we acquire coal through the LBA process or otherwise, we are required to obtain a permit to mine the coal through the applicable state agencies prior to mining the acquired coal. In part, the permitting requirements provide that, under certain circumstances, we must obtain surface owner consent if the surface estate has been split from the mineral estate, which is commonly known as a “split estate.” We have in the past and may in the future be required to negotiate with multiple parties for the surface access that overlies coal we acquired through the LBA process or otherwise. If we are unable to successfully negotiate surface access with any of these surface owners, or do so on commercially reasonable terms, we may be denied a permit to mine some of our coal or may find that we cannot mine the coal at a profit. If we are denied a permit, this would create significant delays in our mining operations and materially and adversely impact our business and results of operations. Furthermore, if we determine to alter our plans to mine around the affected areas, we could incur significant additional costs to do so, which could increase our operating expenses considerably and could materially and adversely affect our results of operations.

We may be unable to acquire state leases for coal, or to do so on a cost-effective basis, which could materially and adversely affect our business strategy and growth plans.

We acquire a small percentage of our coal through state leasing processes. Nearly all of the state leases in Wyoming have already been acquired by various mining operations in the PRB, including ours. If, as part of our growth strategy, we desire to expand our operations into areas requiring state leases, we may be required to negotiate with competing Wyoming mining operations. If we are unable to do so on a cost-effective basis, our business strategy could be adversely affected. We do not typically acquire state leases in Montana significantly in advance of mining operations due to the complexity of the leasing process in Montana.

Conflicts of interest with competing holders of mineral rights could materially and adversely affect our ability to mine coal or do so on a cost-effective basis.

The federal government leases many different mineral rights in addition to coal, such as coalbed methane, natural gas and crude oil reserves. Some of these minerals are located on, or are adjacent to, some of our coal and LBA areas, potentially creating conflicting interests between us and the lessees of those interests. If conflicting interests arise, we may be required to negotiate our ability to mine with the holder of the competing mineral rights. If we are unable to reach an agreement with these holders, or do so on a cost-effective basis, we may incur increased costs and our ability to mine could be impaired, which could materially and adversely affect our business and results of operations.

Our management team does not have experience managing our business as a stand-alone public company, and if they are unable to manage our business as a stand-alone public company, our business may be harmed.

We have historically operated as part of Rio Tinto. The majority of our management team has limited experience managing a business on a stand-alone basis or as a public company. If we are unable to manage and operate our company as a stand-alone public company, our business and results of operations will be adversely affected.

We are incurring increased costs as a result of being a public company, and the requirements of being a public company may divert management’s attention from our business. If we are unable to achieve and maintain effective internal controls, our operating results and financial condition could be harmed.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, we are subject to a number of additional requirements, including the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the listing standards of New York Stock Exchange. These requirements have caused us to incur increased costs and placed increased demands on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting, and also requires that our internal control over financial reporting be assessed by management and attested to by our auditors as of December 31 of each year commencing with the year ending December 31, 2010. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, our management’s attention might be diverted from other business concerns, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

We have identified material weaknesses in our internal controls over financial reporting that contributed to a restatement of our 2005, 2006 and 2007 consolidated financial statements and June 30, 2008, interim consolidated financial statements. If not remediated satisfactorily, these material weaknesses could result in further material misstatements in our consolidated financial statements in future periods.

For purposes of filing our earlier registration statement on Form S-1 in connection with our IPO, we prepared consolidated financial statements as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008 in accordance with U.S. GAAP. During this process, we identified material weaknesses in our internal controls over financial reporting that contributed both to a restatement of our 2005, 2006 and 2007 consolidated financial statements and June 30, 2008 interim consolidated financial statements. Specifically, as a subsidiary of Rio Tinto, we were not required to and we did not maintain a sufficient complement of personnel with an appropriate level of accounting, taxation, and financial reporting knowledge, experience and training in the application of U.S. GAAP commensurate with our financial reporting requirements on a stand-alone basis and the complexity of our operations and transactions. We also did not maintain an adequate system of processes and internal controls sufficient to support our financial reporting requirements and produce timely and accurate U.S. GAAP consolidated financial statements consistent with being a stand-alone public company.

In preparation for the filing of our 2009 Form 10-K, management performed an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2009, and concluded that the previously identified material weaknesses were not yet remediated.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

We are implementing changes and improvements in our internal control over financial reporting to remediate the control deficiencies that gave rise to the material weaknesses. These remedial steps will need to be placed in operation for a sufficient period of time before we can evaluate the overall effectiveness of our remediation plan and be able to conclude that the material weaknesses have been remediated.

Our remediation actions may not be effective to correct the material weaknesses. If not remediated satisfactorily, these material weaknesses could result in further material misstatements in our consolidated financial statements in future periods. If we continue to experience material weaknesses, investors could lose confidence in our financial reporting, particularly if such weaknesses result in a restatement of our financial results, and our stock price could decline.

Inaccuracies in our estimates of our coal reserves could result in decreased profitability from lower than expected revenues or higher than expected costs.

Our future performance depends on, among other things, the accuracy of our estimates of our proven and probable coal reserves. We base our estimates of reserves on engineering, economic and geological data assembled and analyzed by our internal geologists and engineers. Our estimates of proven and probable coal reserves as to both quantity and quality are updated annually to reflect the production of coal from the reserves, updated geological models and mining recovery data, the tonnage contained in new lease areas acquired and estimated costs of production and sales prices. There are numerous factors and assumptions inherent in estimating the quantities and qualities of, and costs to mine, coal reserves, any one of which may vary considerably from actual results. These factors and assumptions include:

•                  quality of the coal;

•                  geological and mining conditions, which may not be fully identified by available exploration data and/or may differ from our experiences in areas where we currently mine;

•                  the percentage of coal ultimately recoverable;

•                  the assumed effects of regulation, including the issuance of required permits, and taxes, including severance and excise taxes and royalties, and other payments to governmental agencies;

•                  assumptions concerning the timing for the development of the reserves; and

•                  assumptions concerning equipment and productivity; future coal prices; operating costs, including for critical supplies such as fuel, tires and explosives; capital expenditures and development and reclamation costs.

As a result, estimates of the quantities and qualities of economically recoverable coal attributable to any particular group of properties, classifications of reserves based on risk of recovery, estimated cost of production and estimates of future net cash flows expected from these properties as prepared by different engineers, or by the same engineers at different times, may vary materially due to changes in the above factors and assumptions. Actual production recovered from identified reserve areas and properties, and revenues and expenditures associated with our mining operations, may vary materially from estimates. Any inaccuracy in our estimates related to our reserves could result in decreased profitability from lower than expected revenues and/or higher than expected costs.

If our highwalls or spoil-piles fail, our mining operations and ability to ship our coal could be impaired and our results of operations could be materially and adversely affected.

Our operations could be adversely affected and we may be unable to produce coal if our highwalls fail due to conditions, which may include geological abnormalities, poor ground conditions, water or blasting shocks, among others. In addition to making it difficult and more costly to recover coal, a highwall failure could also damage adjacent infrastructure such as roads, power lines, railways and gas pipelines. Further, in-pit spoil-pile failure due to conditions such as material type, water ingress, floor angle, floor roughness, spoil volume or otherwise, can impact coal removal, reduce coal recovery, increase our costs or interrupt our production and shipments. Highwall and spoil-pile failures could materially and adversely affect our operations, thereby reducing our profitability.

Major equipment and plant failures could reduce our ability to produce and ship coal and materially and adversely affect our results of operations.

We depend on several major pieces of equipment and plants to produce and ship our coal, including draglines, shovels, coal crushing plants, critical conveyors, major transformers and coal silos. If any of these pieces of equipment or plants suffered major damage or were destroyed by fire, abnormal wear, flooding, incorrect operation, damage from highwall or spoil-pile failures or otherwise, we may be unable to replace or repair them in a timely manner or at a reasonable cost, which would impact our ability to produce and ship coal and materially and adversely affect our results of operations.

Significant increases in the royalty and production taxes we pay on the coal we produce could materially and adversely affect our results of operations.

We pay federal, state and private royalties and federal, state and county production taxes on the coal we produce. A substantial portion of our royalties and production taxes are levied as a percentage of gross revenues with the remaining levied on a per ton basis. For example, we pay production royalties of 12.5% of gross proceeds to the federal government. We incurred royalties and production taxes which represented 29.1% and 30.2% of proceeds from the coal we produced for the year ended December 31, 2009, and the nine months ended September 30, 2010, respectively. If the royalty and production tax rates were to significantly increase or if we are required to make additional payments as a result of governmental audits, our results of operations could be materially and adversely affected.

In addition, the Wyoming state severance tax is significantly less than the state severance tax in Montana. Because a substantial portion of our operations are in Wyoming and therefore subject to the more favorable Wyoming severance tax rate, if Wyoming were to increase this tax or any other tax applicable solely to our

Wyoming operations, we may be significantly impacted and our results of operations could be materially and adversely affected.

Increases in the cost of raw materials and other industrial supplies, or the inability to obtain a sufficient quantity of those supplies, could increase our operating expenses, disrupt or delay our production and materially and adversely affect our profitability.

We use considerable quantities of explosives, petroleum-based fuels, tires, steel and other raw materials, as well as spare parts and other consumables in the mining process. If the prices of steel, explosives, tires, petroleum products or other materials increase significantly or if the value of the U.S. dollar declines relative to foreign currencies with respect to certain imported supplies or other products, our operating expenses will increase, which could materially and adversely impact our profitability. Additionally, a limited number of suppliers exist for certain supplies, such as explosives and tires, as well as certain mining equipment, and any of our suppliers may divert their products to buyers in other mines or industries or divert their raw materials to produce other products that have a higher profit margin. Shortages in raw materials used in the manufacturing of supplies and mining equipment, which, in some cases, do not have ready substitutes, or the cancellation of our supply contracts under which we obtain these raw materials and other consumables, could limit our ability to obtain these supplies or equipment. As a result, we may not be able to acquire adequate replacements for these supplies or equipment on a cost-effective basis or at all, which could also materially increase our operating expenses or halt, disrupt or delay our production.

Significant increases in the price of diesel fuel could materially and adversely affect our earnings.

Operating expenses at our mining locations are sensitive to changes in certain variable costs, particularly diesel fuel prices, which are our largest variable cost after personnel costs. Any increase in the price we pay for diesel fuel will have a negative impact on our results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cost of Product Sold” contained in the 2009 Form 10-K and in the 2010 3Q Form 10-Q, which are incorporated by reference in this prospectus.

The majority of our coal sales contracts are forward sales contracts at fixed prices. If the production costs underlying these contracts increase, our results of operations could be materially and adversely affected.

The majority of our coal sales contracts are forward sales contracts under which customers agree to pay a specified price under their contracts for coal to be delivered in future years. The profitability of these contracts depends on our ability to adequately control the costs of the coal production underlying the contracts. These production costs are subject to variability due to a number of factors, including increases in the cost of labor, supplies or other raw materials, such as diesel fuel. Historically we have not entered into hedge or other arrangements to offset the cost variability underlying these forward sale contracts. In the future, we may enter into these types of arrangements, but we may not be successful in hedging the volatility of our costs. To the extent our costs increase but pricing under these coal sales contracts remains fixed, we will be unable to pass increasing costs on to our customers. If we are unable to control our costs, our profitability under our forward sales contracts may be impaired and our results of operations could be materially and adversely affected.

Our ability to operate our business effectively could be impaired if we fail to attract and retain key personnel.

Our ability to operate our business and implement our strategies depends, in part, on the continued contributions of our executive officers and other key employees. The loss of any of our key senior executives could have a material adverse effect on our business unless and until we find a qualified replacement. A limited number of persons exist with the requisite experience and skills to serve in our senior management positions. We may not be able to locate or employ qualified executives on acceptable terms. In addition, we believe that our future success will depend on our continued ability to attract and retain highly skilled personnel with coal industry experience. Competition for these persons in the coal industry is intense, and we may not be able to successfully recruit, train or retain qualified managerial personnel. As a public company, our future success also will depend on our ability to hire and retain management with public company experience. We may not be able to continue to employ key personnel or attract and retain qualified personnel in the future. Our failure to retain or attract key personnel could have a material adverse effect on our ability to effectively operate our business.

Extensive environmental regulations, including existing and potential future regulatory requirements relating to air emissions, affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline.

The operations of our customers are subject to extensive environmental regulation particularly with respect to air emissions. For example, the federal Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, mercury and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. A series of more stringent requirements relating to particulate matter, ozone, haze, mercury, sulfur dioxide, nitrogen oxide and other air pollutants recently has been adopted and/or is expected to be proposed or become effective in the near future. In addition, federal and state mandates and incentives designed to encourage energy efficiency and the use of alternative energy sources have been proposed and implemented in recent years. Concerted conservation efforts that result in reduced electricity consumption could cause coal prices and sales of our coal to materially decline.

Considerable uncertainty is associated with these air emissions initiatives. New regulations are in the process of being developed, and many existing and potential regulatory initiatives are subject to review by federal or state agencies or the courts. Stringent air emissions limitations are either in place or are likely to be imposed in the short to medium term, and these limitations will likely require significant emissions control expenditures for many coal-fired power plants. As a result, these power plants may switch to other fuels that generate fewer of these emissions or may install more effective pollution control equipment that reduces the need for low-sulfur coal, possibly reducing future demand for coal and resulting in a reduced need to construct new coal-fired power plants. Any switching of fuel sources away from coal, closure of existing coal-fired power plants, or reduced construction of new coal-fired power plants could have a material adverse effect on demand for, and prices received for, our coal. Alternatively, less stringent air emissions limitations, particularly related to sulfur, to the extent enacted, could make low-sulfur coal less attractive, which could also have a material adverse effect on the demand for, and prices received for, our coal.

Our customers are also subject to other existing and potential environmental regulations, such as EPA’s publication in June 2010 of proposed regulations for the management and disposal of coal combustion by-products. While we are unable to determine the  likely ultimate regulatory requirements, any significant changes in the management of coal combustion by-products could require our customers to comply with more stringent storage and disposal requirements, which in turn could increase their costs and reduce the demand for our coal.

Extensive environmental laws and regulations impose significant costs on our mining operations, and future laws and regulations could materially increase those costs or limit our ability to produce and sell coal.

The coal mining industry is subject to increasingly strict regulation by federal, state and local authorities with respect to environmental matters, such as:

•                  limitations on land use;

•                  mine permitting and licensing requirements;

•                  reclamation and restoration of mining properties after mining is completed;

•                  management of materials generated by mining operations;

•                  the storage, treatment and disposal of wastes;

•                  remediation of contaminated soil and groundwater;

•                  air quality standards;

•                  water pollution;

•                  protection of human health, plant-life and wildlife, including endangered or threatened species;

•                  protection of wetlands;

•                  the discharge of materials into the environment; and

•                  the effects of mining on surface water and groundwater quality and availability.

The costs, liabilities and requirements associated with the laws and regulations related to these and other environmental matters may be significant and time-consuming and may delay commencement or continuation of exploration or production operations. Because of the extensive regulatory environment in which we operate, we cannot assure complete compliance with all laws and regulations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations. We may incur material costs and liabilities resulting from claims for damages to property or injury to persons arising from our operations. If we are pursued for sanctions, costs and liabilities in respect of these matters, our mining operations and, as a result, our profitability could be materially and adversely affected.

New legislation or administrative regulations or new judicial interpretations or administrative enforcement of existing laws and regulations, including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us to change operations significantly or incur increased costs. Such changes could have a material adverse effect on our financial condition and results of operations.

Our operations may affect the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, any of which could result in material liabilities to us.

Our operations use hazardous materials and generate hazardous and non-hazardous wastes. In addition, many of the locations that we own, lease or operate were used for coal mining and/or involved the generation, use, storage and disposal of hazardous substances either before or after we were involved with these locations. We may be subject to claims under federal and state statutes and/or common law doctrines for toxic torts, natural resource damages and other damages, as well as for the investigation and clean up of soil, surface water, groundwater and other media. These claims may arise, for example, out of current or former conditions at sites that we own, lease or operate currently, as well as at sites that we or predecessor entities owned, leased or operated in the past, and at contaminated third-party sites at which we have disposed of hazardous substances and waste. As a matter of law, and despite any contractual indemnity or allocation arrangements or acquisition agreements to the contrary, our liability for these claims may be joint and several, so that we may be held responsible for more than our share of any contamination, or even for the entire share.

These and similar unforeseen impacts that our operations may have on the environment, as well as human exposure to hazardous substances or wastes associated with our operations, could result in costs and liabilities that could materially and adversely affect us.

Extensive governmental regulations pertaining to employee safety and health impose significant costs on our mining operations, which could materially and adversely affect our results of operations.

Federal and state safety and health regulations in the coal mining industry are among the most comprehensive and pervasive systems for protection of employee safety and health affecting any segment of U.S. industry. Compliance with these requirements imposes significant costs on us and can result in reduced productivity. Moreover, the possibility exists that new health and safety legislation and/or regulations and orders may be adopted that may materially and adversely affect our mining operations.

We must compensate employees for work-related injuries through our workers compensation insurance funds. If we do not make adequate provisions for our workers’ compensation liabilities, it could harm our future operating results. In addition, the erosion through tort liability of the protections we are currently provided by workers’ compensation laws could increase our liability for work-related injuries and materially and adversely affect our operating results. Under federal law, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and contribute to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry before January 1, 1970. The trust fund is funded by an excise tax on coal production. If this tax increases, or if we could no longer pass it on to the purchasers of our coal under our coal sales agreements, our operating costs could be increased and our results could be materially and adversely harmed. If new laws or regulations increase the number and award size of claims, it could materially and adversely harm our business.

Federal or state regulatory agencies have the authority to order certain of our mines to be temporarily or permanently closed under certain circumstances, which could materially and adversely affect our ability to meet our customers’ demands.

Federal or state regulatory agencies have the authority under certain circumstances following significant health and safety incidents, such as fatalities, to order a mine to be temporarily or permanently closed. If this occurred, we may be required to incur capital expenditures to re-open the mine. In the event that these agencies order the closing of our mines, our coal sales contracts may permit us to issue force majeure notices, which suspend our obligations to deliver coal under these contracts. However, our customers may challenge our issuances of force majeure notices. If these challenges are successful, we may have to purchase coal from third-party sources, if it is available, to fulfill these obligations, incur capital expenditures to re-open the mines and/or negotiate settlements with the customers, which may include price reductions, the reduction of commitments or the extension of time for delivery or terminate customers’ contracts. Any of these actions could have a material adverse effect on our business and results of operations.

Failure to obtain, maintain or renew our security arrangements, such as surety bonds or letters of credit, in a timely manner and on acceptable terms could affect our ability to secure reclamation and coal lease obligations and materially and adversely affect our ability to mine or lease coal.

Federal and state laws require us to secure the performance of certain long-term obligations, such as mine closure or reclamation costs and federal and state workers’ compensation costs, including black lung. The amount of these security arrangements is substantial with $519.8 million of surety bonds and $10.5 million of letters of credit issued as of September 30, 2010, to support these obligations. Certain business transactions, such as coal leases and other obligations, may also require bonding. We may have difficulty procuring or maintaining our surety bonds. Our bond issuers may demand higher fees, additional collateral, including putting up letters of credit, posting cash collateral or other terms less favorable to us upon those renewals. Because we are required by state and federal law to have these bonds in place before mining can commence or continue, our failure to maintain surety bonds, letters of credit or other guarantees or security arrangements would materially and adversely affect our ability to mine or lease coal. That failure could result from a variety of factors, including lack of availability, higher expense or unfavorable market terms, the exercise by third-party surety bond issuers of their right to refuse to renew the surety bonds and restrictions on availability of collateral for current and future third-party surety bond issuers under the terms of any credit arrangements then in place. Surety bond issuers may demand terms that are less favorable to us than the terms we currently receive, and there may be fewer companies willing to issue these bonds. Further, due to recent economic conditions and the volatility of the financial markets, surety bond providers may be less willing to provide us with future surety bonds or maintain existing surety bonds, and we may have greater difficulty satisfying the liquidity requirements under our existing surety bond contracts. If we do not maintain sufficient borrowing capacity or have other resources to satisfy our surety and bonding requirements, our ability to mine or lease coal could be materially and adversely affected.

Because we produce and sell coal with low-sulfur content, a reduction in the price of sulfur dioxide emission allowances or increased use of technologies to reduce sulfur dioxide emissions could materially and adversely affect the demand for our coal and our results of operations.

Our customers’ demand for our low-sulfur coal, and the prices that we can obtain for it, are affected by, among other things, the price of sulfur dioxide emission allowances. The Clean Air Act places limits on the amounts of sulfur dioxide that can be emitted by an electric power plant, among other sources, in any given year. If a plant exceeds its allowable limits, it must purchase allowances, which are tradable in the open market. Regulatory uncertainty following the action by the U.S. Court of Appeals for the District of Columbia Circuit to vacate the Clean Air Interstate Rule (“CAIR”) in July 2008, and its subsequent temporary reinstatement, which established a cap-and-trade program for sulfur dioxide and nitrogen oxide emissions from power plants in certain states, caused a significant decrease in the price of sulfur dioxide allowances from 2008 to date, and delayed the installation of technology to reduce emissions at some power plants. Low prices of these emissions allowances could make our low-sulfur coal less attractive to our customers for the near-term. In July 2010, the EPA proposed the Clean Air Transport Rule (“CATR”) as a replacement for CAIR. If promulgated, CATR would phase in requirements for sources of sulfur dioxide and nitrogen oxide beginning in 2012; subject sources would include power plants. Under CATR, the EPA has proposed state-specific emissions and allocation budgets and intrastate cap-and-trade mechanisms for allocations, with very limited to no interstate trading provisions in the EPA options under consideration. The effects which these intrastate and interstate provisions will have on CATR allowance markets remain uncertain. For select states, the emissions budgets will be further reduced in 2014. Coincident with these proposed changes is the finalization of revised National Ambient Air Quality Standards (“NAAQS”) for nitrogen dioxide and sulfur dioxide that occurred in January 2010 June 2010, respectively. More widespread installation by electric utilities of technology that reduces sulfur emissions could be accelerated to meet the requirements of the revised NAAQS and/or requirements from the finalization of CATR and may make high sulfur coal more competitive with our low-sulfur coal. This competition could materially and adversely affect our business and results of operations. Alternatively, compliance with the revised NAAQS and/or the finalization of CATR could entail utilization of controls in combination with low-sulfur coal. In the CATR proposal, the EPA has projected that to meet the proposed CATR requirements, utilities would need to install 11 GWs of new sulfur dioxide scrubbers in addition to those controls already planned or in place. The EPA recently published a notice of data availability and stated that the new data might impact the agency’s assessment of which states contribute to pollution problems in downwind states, which in turn might lead to pressure to expand the number of states subject to the CATR. If additional states are obligated to comply with CATR, it may adversely affect the demand for our coal.

The risk that we cannot collect payments from our customers could increase if their creditworthiness deteriorates.

The risk that we do not receive payment for coal sold and delivered increases if the continued creditworthiness of our customers declines. The recent economic volatility and tightening credit markets increase the risk that we may not be able to collect payments from our customers or be required to continue to deliver coal even if a customer’s creditworthiness deteriorates. A worsening of recent economic conditions or a prolonged global or U.S. recession could also impact the creditworthiness of our customers. If we determine that a customer is not creditworthy, we can demand credit enhancements from the customer. If we are unsuccessful or feel the credit enhancement is insufficient, we may not be required to deliver coal under the customer’s coal sales contract. If we are able to withhold shipments, we may decide to sell a customer’s coal on the spot market, which may be at prices lower than the contracted price, or we may be unable to sell the coal at all. Furthermore, the bankruptcy of any of our customers could materially and adversely affect our financial position. In addition, our customer base may change with deregulation as utilities sell their power plants to their non-regulated affiliates or third parties that may be less creditworthy, thereby increasing the risk we bear for customer payment default. These new power plant owners may have credit ratings that are below investment grade, or may fall below investment grade after we enter into contracts with them. In addition, competition with other coal suppliers could force us to extend credit to customers and on terms that could increase the risk of payment default.

Our ability to mine and ship coal is affected by adverse weather conditions, which could have an adverse effect on our revenues.

Adverse weather conditions can impact our ability to mine and ship our coal and our customers’ ability to take delivery of our coal. Lower than expected shipments by us during any period could have an adverse effect on our revenues and profitability. For example, previously our volume of coal shipments has been impacted by severe heavy rain, which reduced the capacity of the railroads by which our customers contract to transport coal from our mines. In addition, severe weather, including droughts and dust, may adversely affect our ability to conduct our mining operations.

The availability and reliability of transportation and increases in transportation costs, particularly for rail systems, could materially and adversely affect the demand for our coal or impair our ability to supply coal to our customers.

Transportation costs, particularly rail transportation costs, represent a significant portion of the total cost of coal for our customers, and the cost of transportation is a key factor in a customer’s purchasing decision. Increases in transportation costs or the lack of sufficient rail capacity or availability could make coal a less competitive source of energy or could make the coal produced by us less competitive than coal produced from other regions, either of which could lead to reduced coal sales and/or reduced prices we receive for the coal.

Our ability to sell coal to our customers depends primarily upon third-party rail systems. If our customers are unable to obtain rail or other transportation services, or to do so on a cost-effective basis, our business and growth strategy could be adversely affected. Alternative transportation and delivery systems are generally inadequate and not suitable to handle the quantity of our shipments or to ensure timely delivery to our customers. In particular, much of the PRB is served by two rail carriers, and the northern PRB is only serviced by one rail carrier. The loss of access to rail capacity in the PRB could create temporary disruption until this access was restored; significantly impairing our ability to supply coal and resulting in materially decreased revenues. Our ability to open new mines or expand existing mines may also be affected by the availability and cost of rail or other transportation systems available for servicing these mines.

We are a party to certain transportation contracts. During recent periods, we have entered into an increasing number of exports whereby we enter into transportation agreements pursuant to which we arrange for rail transport and port charges. However, typically our coal customers contract for, and pay directly for, transportation of coal from the mine or port to the point of use. Disruption of these transportation services because of weather-related problems; mechanical difficulties; train derailment; bridge or structural concerns; infrastructure damage, whether caused by ground instability, accidents or otherwise; strikes; lock-outs; lack of fuel or maintenance items; fuel costs; transportation delays; accidents; terrorism or domestic catastrophe or other events could temporarily or over the long term impair our ability to supply coal to our customers and our customers’ ability to take our coal and, therefore, could materially and adversely affect our business and results of operations.

Due to the long-term nature of our coal sales agreements, the prices we receive for our coal at any given time may not reflect the then-existing current market prices for coal.

We have historically sold most of our coal under long-term coal sales agreements, which we generally define as contracts with a term of one to five years. The remaining amount not subject to long-term coal sales agreements is sold as spot sales in term allotments of less than twelve months. For the year ended December 31, 2009 and the nine months ended September 30, 2010, approximately 97% and 96% of our revenues, respectively, were derived from coal sales that were made under long-term coal sales agreements. The prices for coal sold under these agreements are typically fixed for an agreed amount of time. Pricing in some of these contracts is subject to certain adjustments in later years or under certain circumstances, and may be below the current market price for similar type coal at any given time, depending on the time frame of the contract. As a consequence of the substantial volume of our forward sales, we have less coal available to sell under short-term contracts in order to immediately capitalize on higher coal prices, if and when they arise. At times, spot market prices have fallen below the prices established in many of our long-term coal sales agreements, and we have realized prices for our coal that are higher than the prices we would receive from sales in the spot market. However, to the extent spot market prices increase and become higher than the prices established in our long-term coal sales agreements, our ability to realize those higher prices may be restricted when customers elect to purchase additional volumes allowable under some contracts at contract prices that are lower than spot prices.

Changes in purchasing patterns in the coal industry may make it difficult for us to enter into new contracts with customers, or do so on favorable terms, which could materially and adversely affect our business and results of operations.

Although we currently sell the majority of our coal under long-term coal sales agreements, as electric utilities customers continue to adjust to increased price volatility, increased fungibility of coal products, frequently changing regulations and the increasing deregulation of their industry, some customers are becoming less willing to enter into long-term coal sales contracts. In addition, the prices for coal in the spot market have decreased at times and may be lower than the prices previously set under many of our long-term coal sales agreements. As our contracts with customers expire or are otherwise renegotiated, our customers may be less willing to extend or enter into new long-term coal sales agreements under their existing or similar pricing terms or our customers may decide to purchase fewer tons of coal than in the past.

These trends in purchasing patterns in the coal industry could continue in the future and, to the extent our customers shift away from long-term supply contracts, it will be more difficult to predict our future sales. As a result, we may not have a market for our future production at acceptable prices. The prices we receive in the spot market may be less than the contractual price an electric utility is willing to pay for a committed supply. Furthermore, spot market prices tend to be more volatile than contractual prices, which could result in decreased revenues.

If the assumptions underlying our reclamation and mine closure obligations are materially inaccurate, our costs could be significantly greater than anticipated or be incurred sooner than anticipated.

All of our mines are surface mining operations. The Surface Mining Control and Reclamation Act (“SMCRA”) and counterpart state laws and regulations establish operational, reclamation and closure standards for all aspects of surface mining. We estimate our total reclamation and mine-closing liabilities based on permit requirements, engineering studies and our engineering expertise related to these requirements. The estimate of ultimate reclamation liability is reviewed periodically by our management and engineers, and by government regulators. At the Decker mine, the reclamation liability is estimated by the third-party operator. The estimated liability can change significantly if actual costs vary from our original assumptions or if governmental regulations change significantly. U.S. GAAP requires that asset retirement obligations be recorded as a liability based on fair value, which reflects the present value of the estimated future cash flows. In estimating future cash flows, we consider the estimated current cost of reclamation and apply inflation rates and a third-party profit, as necessary. The third-party profit is an estimate of the approximate markup that would be charged by contractors for work performed on behalf of us. The resulting estimated reclamation and mine closure obligations could change significantly if actual amounts or the timing of those expenses change significantly from our assumptions, which could have a material adverse effect on our results of operation and financial condition.

Certain provisions in our coal sales contracts may provide limited protection during adverse economic conditions or may result in economic penalties or suspension upon a failure to meet contractual requirements, any of which may cause our revenues and profits to suffer.

Most of our sales contracts contain provisions that allow for the base price of our coal in these contracts to be adjusted due to new statutes, ordinances or regulations that affect our costs related to performance. Because these provisions only apply to the base price of coal, these terms may provide only limited protection due to changes in regulations. A few of our sales contracts also contain provisions that allow for the purchase price to be renegotiated at periodic intervals. A price re-opener provision is one in which either party can renegotiate the price of the contract, sometimes at pre-determined times. Index provisions allow for the adjustment of the price based on a fixed formula. These provisions may reduce the protection available under long-term contracts from short-term coal price volatility. Price re-opener and index provisions are present in contracts covering approximately 38% of our future tonnage commitments as of September 30, 2010. Any adjustment or renegotiations leading to a significantly lower contract price could result in decreased revenues.

Quality and volumes for the coal are stipulated in coal sales agreements. In most cases, the annual pricing and volume obligations are fixed, although in some cases, the volume specified may vary depending on the quality of the coal. In a relatively small number of contracts, customers are allowed to vary the amount of coal taken under the contract. Most of our coal sales agreements contain provisions requiring us to deliver coal within certain ranges for specific coal characteristics, such as heat content, sulfur, ash and ash fusion temperature. Failure to meet these specifications can result in economic penalties, including price adjustments, suspension, rejection or cancellation of deliveries or termination of the contracts.

Many of our contracts contain clauses that require us and our customers to maintain a certain level of creditworthiness or provide appropriate credit enhancement upon request. The failure to do so can result in a suspension of shipments under the contract. A number of our contracts also contain clauses which, in some cases, may allow customers to terminate the contract in the event of certain changes in environmental laws and regulations.

Upon the occurrence of a force majeure, we or our customers may be permitted to temporarily suspend performance under our coal sales contracts, which could cause our revenues and profits to suffer.

Our coal sales agreements typically contain force majeure provisions allowing temporary suspension of performance by us or our customers during the duration of specified events beyond the control of the affected party, including events such as strikes, adverse mining conditions, mine closures, serious transportation problems that affect us or the buyer or unanticipated plant outages that may affect the buyer. Some contracts stipulate that this tonnage can be made up by mutual agreement or at the discretion of the buyer. During the economic downturn in 2009, a greater than normal number of our customers sought to reduce the amount of tons delivered to them under our coal sales agreements through contractual remedies, such as force majeure provisions. Agreements between our customers and the railroads servicing our mines may also contain force majeure provisions. Generally, our coal sales agreements allow our customer to suspend performance in the event that the railroad fails to provide its services due to circumstances that would constitute a force majeure. In the event that we are required to suspend performance under any of our coal sales contracts, or we are required to purchase additional tonnage during the period in which performance under the contract is suspended, our revenues and profits could be materially and adversely affected.

Acquisitions that we may undertake in the future involve a number of risks, any of which could cause us not to realize the anticipated benefits.

We have focused on strategic acquisitions and subsequent expansions of large, low-cost, low-sulfur operations in the PRB and replacement of, and additions to, our reserves through the acquisition of companies, mines and reserves. We may pursue acquisition opportunities in the future. If we are unable to successfully integrate the businesses or properties we acquire, or reserves that we lease or otherwise acquire, our business, financial condition or results of operations could be negatively affected. Acquisition transactions involve various risks, including:

•                  uncertainties in assessing the strengths and potential profitability, and the related weaknesses, risks, contingent and other liabilities, of acquisition candidates;

•                  changes in business, industry, market or general economic conditions that affect the assumptions underlying our rationale for pursuing the acquisition;

•                  the inability to achieve identified operating and financial synergies anticipated to result from an acquisition;

•                  the potential loss of key customers, management or employees of an acquired business;

•                  the nature and composition of the workforce, including the acquisition of a unionized workforce;

•                  diversion of our management’s attention from other business concerns;

•                  regulatory challenges for completing and operating the acquired business, including opposition from environmental groups or regulatory agencies;

•                  environmental or geological problems in the acquired properties, including factors that make the coal unsuitable for intended customers due to ash, heat value, moisture or contaminants;

•                  inability to acquire sufficient surface rights to enable extraction of the coal resources;

•                  outstanding permit violations associated with acquired assets;

•                  difficulties or unexpected issues arising from our evaluation of internal control over financial reporting of the acquired business; and

•                  risks related to operating in new jurisdictions, including increased exposure to foreign government and currency risks with respect to any international acquisitions.

Any one or more of these factors could cause us not to realize the benefits we might anticipate from an acquisition. Moreover, any acquisition opportunities we pursue could materially increase our liquidity and capital resource needs and may require us to incur indebtedness, seek equity capital or both. We may not be able to satisfy these liquidity and capital resource needs on acceptable terms or at all. In addition, future acquisitions could result in our assuming significant long-term liabilities relative to the value of the acquisitions.

We do not operate the Decker mine and our results of operations could be adversely affected if the third-party mine operator fails to effectively operate the mine or if our joint venture partner fails to perform its obligations. In addition, our credit arrangements may limit our ability to contribute cash to the Decker mine.

Through our indirect, wholly-owned subsidiary, we hold a 50% non-operating interest in the Decker mine in Montana through a joint venture agreement with a joint venture partner. The Decker mine is operated by a third-party mine operator. While we participate in the management committee of the Decker mine under the terms of the joint venture agreement, we do not control and our employees do not participate in the day-to-day operations of the Decker mine. If the third-party mine operator fails to operate the Decker mine effectively, our results of operations could be adversely affected.

We share the profits, operating expenses, reclamation obligations and liabilities and assets associated with the Decker mine equally with our joint venture partner. Under the terms of the joint venture agreement, we are required to contribute cash or other property and equipment as may be necessary to operate the business. While capital contributions to the Decker joint venture have historically been made at the discretion of the management committee, under the terms of the joint venture agreement we may be required to contribute our proportional share of funds to carry on the business of the joint venture or to cover liabilities. In the event that either joint venture partner does not contribute its share of operating expenses, including reclamation expenses when due, or other liabilities, the other partner is not required to assume their obligation. However, we may have joint and several liability as a matter of law for these expenses and other liabilities, including for operational liabilities. Accordingly, our financial obligations with respect to the Decker mine are subject to the creditworthiness of our joint venture partner, which is outside of our control. In addition, if we do not provide our proportional share or our joint venture partner does not provide its proportional share, our interest in the profits from the Decker mine will be adjusted proportionally. CPE Resources’ current debt instruments and future credit arrangements may include provisions limiting our ability to make contributions to the Decker joint venture.

A shortage of skilled labor in the mining industry could reduce labor productivity and increase costs, which could materially and adversely affect our business and results of operations.

Efficient coal mining using modern techniques and equipment requires skilled laborers in multiple disciplines such as electricians, equipment operators, mechanics, engineers and welders, among others. We have from time to time encountered shortages for these types of skilled labor. If we experience shortages of skilled labor in the future, our labor and overall productivity or costs could be materially and adversely affected. In the future, we may utilize a greater number of external contractors for portions of our operations. The costs of these contractors have historically been higher than that of our employed laborers. If coal prices decrease in the future and/or our labor and contractor prices increase, or if we experience materially increased health and benefit costs with respect to our employees, our results of operations could be materially and adversely affected.

Our work force could become unionized in the future, which could adversely affect the stability of our production and materially reduce our profitability.

All of our mines, other than the Decker mine, which we do not operate, are operated by non-union employees. Our employees have the right at any time under the National Labor Relations Act to form or affiliate with a union, and in the past, unions have conducted limited organizing activities in this regard. If our employees choose to form or affiliate with a union and the terms of a union collective bargaining agreement are significantly different from our current compensation and job assignment arrangements with our employees, these arrangements could adversely affect the stability of our production and materially reduce our profitability. In addition, even if our managed operations remain non-union, our business may still be adversely affected by work stoppages at unionized companies or unionized transportation and service providers.

We hold a 50% interest in the Decker mine, which has union members. These union-represented employees could strike, which could adversely affect production at the Decker mine, increase its costs and disrupt shipments of coal from the Decker mine to its customers, all of which could materially and adversely affect its profitability and the value of our investment in the Decker joint venture.

Provisions in our federal and state lease agreements, or defects in title or the loss of a leasehold interest in certain property or reserves or related surface rights, could limit our ability to mine our coal reserves.

The vast majority of our coal interests are acquired by lease from state or federal governments. Under these leases, the BLM or the applicable state regulatory agency can terminate the lease prior to the expiration of its term if the leased coal reserves are not diligently developed during the initial 10 years of the leases or if certain other terms of the leases are not complied with, including the requirement to produce a minimum quantity of coal or pay a minimum advance production royalty, if applicable. If any of our leases are terminated, we would be unable to mine the affected coal and our business and results of operations could be materially adversely affected.

Furthermore, a title defect on any lease, whether private or through a governmental entity, or the surface rights related to any of our reserves could adversely affect our ability to mine the associated coal reserves. Consistent with industry practice, we conduct only limited investigations of title to our coal properties prior to leasing. Title to properties leased from private third parties is not usually fully verified until we make a commitment to develop a property, which may not occur until we have obtained the necessary permits and completed exploration of the property. In addition, these leasehold interests may be subject to superior property rights of other third parties. Title or other defects in surface rights held by us or other third parties could impair our ability to mine the associated coal reserves or cause us to incur unanticipated costs.

Terrorist attacks and threats, escalation of military activity in response to these attacks or acts of war may materially and adversely affect our business and results of operations.

Terrorist attacks and threats, escalation of military activity or acts of war may have significant effects on general economic conditions, fluctuations in consumer confidence and spending and market liquidity, each of which could materially and adversely affect our business. Future terrorist attacks, rumors or threats of war, actual conflicts involving the U.S. or its allies, or military or trade disruptions affecting our customers may significantly affect our operations and those of our customers. Strategic targets such as energy-related assets and transportation assets may be at greater risk of future terrorist attacks than other targets in the U.S. Disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business and results of operations, including from delays or losses in transportation, decreased sales of our coal or extended collections from customers that are unable to timely pay us in accordance with the terms of their supply agreement.

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our results of operations and financial condition and prevent us from fulfilling our financial obligations.

On November 25, 2009, our subsidiary, CPE Resources, entered into a $400 million revolving credit facility and issued $600 million aggregate principal amount of senior notes. At September 30, 2010, we had approximately $595.6 million of total debt outstanding (excluding the discounted obligations payable under our coal leases and approximately $9.3 million of other long-term debt incurred in connection with land acquisitions). In addition, at September 30, 2010, $10.5 million of capacity under the revolving credit facility was being used for letters of credit securing our reclamation obligations. As a result, at September 30, 2010, the capacity under our revolving credit facility was $389.5 million. Our outstanding indebtedness could have important consequences such as:

•                  limiting our ability to obtain additional financing to fund growth, such as mergers and acquisitions; working capital; capital expenditures; debt service requirements; LBA payments or other cash requirements;

•                  requiring much of our cash flow to be dedicated to interest obligations and making it unavailable for other purposes;

•                  with respect to any indebtedness under the revolving credit facility or other variable rate debt, exposing us to the risk of increased interest costs if the underlying interest rates rise on our variable rate debt;

•                  limiting our ability to invest operating cash flow in our business (including to obtain new LBAs or make capital expenditures) due to debt service requirements;

•                  causing us to need to sell assets and properties at an inopportune time;

•                  limiting our ability to compete effectively with companies that are not as leveraged and that may be better positioned to withstand economic downturns;

•                  limiting our ability to acquire new coal reserves and/or LBAs and plant and equipment needed to conduct operations; and

•                  limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and general economic and market conditions.

If our indebtedness is further increased, the related risks that we now face, including those described above, could intensify. Moreover, these risks also apply to certain of CPE Resources’ domestic restricted subsidiaries that are guarantors of CPE Resources’ indebtedness and may apply to us directly if we become a guarantor of CPE Resources’ debt in the future, although the covenants applicable to the guarantors of CPE Resources’ debt will not apply to us in the event that we guarantee the senior notes. In addition to the principal repayments on outstanding debt, we have other demands on our cash resources, including significant maintenance and other capital expenditures, including LBAs, and operating expenses and required payments under the Tax Receivable Agreement (See “Risk Factors—Risks Related to Our Corporate Structure and the IPO Structuring Transaction” in this prospectus) and the required pro rata distribution to RTEA and KMS under the LLC Agreement. Our ability to pay our debt depends upon the operating performance of our business. In particular, economic conditions could cause revenues to decline, and hamper our ability to repay indebtedness. If we do not have enough cash to satisfy our debt service obligations, we may be required to refinance all or part of our debt, sell assets, limit certain capital expenditures, including LBAs, or reduce spending or we may be required to issue equity. We may not be able to, at any given time, refinance our debt or sell assets and we may not be able to, at any given time, issue equity, in either case on acceptable terms or at all.

We may be able to incur substantially more debt. This could exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantially more debt in the future. Although the LLC Agreement and CPE Resources’ debt instruments contain restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. We are able to incur up to $400 million (subject to reduction by the amount of our letters of credit) in total indebtedness under our revolving credit facility (with a potential incremental increase of up to $50 million, subject to certain conditions). Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. To the extent new debt or new obligations are added to our current levels, the risks described above could substantially increase and we may not be able to meet all of our debt obligations.

If we are unable to comply with the covenants or restrictions contained in CPE Resources’ debt instruments, the lenders could declare all amounts outstanding under those instruments to be due and payable, which could materially and adversely affect our financial condition.

The debt instruments include covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, pay dividends or make other restricted payments, create liens on assets, make investments, loans or advances, make acquisitions, engage in mergers or consolidations and engage in certain transactions with affiliates (including with Rio Tinto or its affiliates). The debt instruments also include change of control provisions that accelerate or may require the repurchase of outstanding indebtedness in the event of certain change of control events. The debt instruments also require compliance with various financial covenants. Because CPE Resources (which entered into the debt instruments) is our only direct operating subsidiary, complying with these restrictions may prevent us from taking actions that we believe would help us to grow our business. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities.

The breach of any of the covenants or restrictions, unless cured within the applicable grace period, would result in a default under the debt instruments that would permit the lenders to declare all amounts outstanding to be due and payable, together with accrued and unpaid interest. In such an event, we may not have sufficient assets to repay such indebtedness. As a result, any default could have serious consequences to our financial condition. An event of default or an acceleration under one of our debt instruments could also cause a cross-default or cross-acceleration of another debt instrument or contractual obligation, which would adversely impact our liquidity.

In addition, failure to comply with any of the covenants in our existing or future debt instruments could result in a default under those debt instruments and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these debt instruments and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations. In addition, the limitations imposed by the debt instruments on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We may not be granted waivers or amendments to these debt instruments if for any reason we are unable to comply with these debt instruments, and we may not be able to refinance our debt on terms acceptable to us, or at all.

Provisions in CPE Resources’ debt instruments could discourage an acquisition of us by a third party.

Certain provisions of CPE Resources’ debt instruments could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a “change in control” as defined in the indenture, holders of the senior notes could require us to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Risks Related to Our Corporate Structure and Our IPO Structuring Transactions

We are required to pay RTEA for most of the tax benefits we may claim as a result of the tax basis step-up we received in connection with our IPO and related IPO structuring transactions, as well as in connection with any public offering of our shares as described herein. In certain cases, payments to RTEA may be accelerated or exceed our actual cash tax savings. These provisions may deter a change in control of our company.

In connection with our IPO and the acquisition of our membership units of CPE Resources, we entered into the Tax Receivable Agreement with RTEA that requires us to pay to RTEA approximately 85% of the amount of cash tax savings, if any, that we realize as a result of the increases in tax basis that we obtained in connection with the initial acquisition of our interest in CPE Resources, subsequent acquisitions of RTEA’s units in CPE Resources, as well as payments made by us under the Tax Receivable Agreement. Due to the size of the increases in the tax basis of our share of CPE Resources’ tangible and intangible assets, as well as the increase in our basis in the equity of CPE Resources’ subsidiaries and assets held by those subsidiaries, we expect to make substantial payments to

RTEA under the Tax Receivable Agreement. Based on the tax basis of our assets as of September 30, 2010 and CPE Resources’ operating plan, the future payments under the Tax Receivable Agreement with respect to our controlling interest in CPE Resources are estimated to be approximately $68.2 million in the aggregate and are estimated to be payable over the next 21 years. This estimate is based on assumptions related to our business that could change, and the actual payments could differ materially from this estimate. Payments would be significantly greater if we generate income significantly in excess of the amounts used in our operating plan, for example, because we acquire additional LBAs beyond our existing LBAs , and as a result, we realize the full tax benefit of such increased tax basis (or an increased portion thereof). In addition, if we or CPE Resources acquire RTEA’s remaining units in CPE Resources (or a significant portion thereof), we would likely receive a further step-up in our tax basis based on the value we or CPE Resources pay for RTEA’s units at such time and, accordingly, our obligations under the Tax Receivable Agreement to pay RTEA 85% of any benefits we receive as a result of such further step-up would significantly increase. Our obligation may also increase if there are changes in law, including the increase of current corporate income tax rates. The payment obligations under the Tax Receivable Agreement are not conditioned upon RTEA’s or its affiliate’s continued ownership of an interest in CPE Resources or our available cash resources.

Distributions from CPE Resources to enable us to fulfill our obligations under the Tax Receivable Agreement must be made pro rata to all holders of units of CPE Resources.  As managing member, we intend to cause CPE Resources to distribute cash to us to enable us to fulfill all of our obligations under the Tax Receivable Agreement. These distributions will be made on a per-unit basis, meaning corresponding distributions will be made to all holders of units in CPE Resources, including RTEA, in proportion to their percentage interests on the date of the distribution. These distributions will affect CPE Resources’ available cash, which may impact CPE Resources’ ability to fund capital expenditures or may result in CPE Resources needing to draw down on its existing credit facility or incur debt to finance these distributions to the extent that its cash resources are insufficient to make such distributions as a result of timing discrepancies or otherwise.

Certain changes in control require us to make payments to RTEA, which could exceed our actual cash savings and could require us to provide credit support.  If we or CPE Resources undergo a change in control other than a change in control caused by RTEA and within 180 days of such change in control RTEA no longer holds any units in CPE Resources, and we do not otherwise elect to terminate the Tax Receivable Agreement as discussed below, payments to RTEA under the Tax Receivable Agreement will continue on a yearly basis but will be based on an agreed upon set of assumptions. In this case, our assumed cash tax savings, and consequently our payments due under the Tax Receivable Agreement, could exceed our actual cash tax savings each year by material amounts. If we undergo such a change in control and our credit rating is impaired, we will be required to obtain credit support with regard to all remaining payments under the agreement. The change of control provisions may deter a potential sale of our company to a third party and may otherwise make it less likely a third party would enter into a change of control transaction with us.

Certain asset transfers outside the ordinary course of our business may require us to make additional or accelerated payments under the Tax Receivable Agreement.  In addition to our obligations to make payments to RTEA with respect to our actual cash tax savings, if CPE Resources sells any asset with a gross value greater than $10 million outside the ordinary course of its business in a wholly or partially taxable transaction, we will be required to make yearly payments to RTEA equal to RTEA’s deemed cost of financing its accelerated tax liabilities with respect to such sale, and after such asset sales, we will be required to make certain adjustments to the calculation of our actual cash tax savings for taxable years following sales or redemptions of RTEA’s units in CPE Resources. These adjustments could result in an acceleration of our obligations under the Tax Receivable Agreement. In addition, our debt instruments contain limitations on CPE Resources’ ability to make distributions, which could affect our ability to meet these payment obligations. These limitations on CPE Resources’ ability to make distributions may limit our ability to engage in certain taxable asset sales or dispositions outside the ordinary course of our business.

Default under the Tax Receivable Agreement will permit RTEA to accelerate our obligations.  If we default on our obligations under the Tax Receivable Agreement (including by reason of insufficient cash distributions from CPE Resources), such default will permit RTEA to enforce its rights under the Tax Receivable Agreement, including by acceleration of our obligations thereunder.

Our ability to achieve benefits from any tax basis increase, and, therefore, the payments expected to be made under the Tax Receivable Agreement, depends upon a number of factors, as discussed above, including the timing and amount of our future income. The U.S. Internal Revenue Service could challenge one or more of our tax positions relevant to the Tax Receivable Agreement and a court could sustain such a challenge. Such a challenge could result in a decrease in our tax benefits, as well as our obligations under the Tax Receivable Agreement. We must obtain RTEA’s consent prior to settlement of any such challenge if it may affect RTEA’s rights and obligations under the Tax Receivable Agreement.

Our results as a separate, stand-alone public company will be significantly different from those portrayed in our historical financial results.

The historical financial information for all periods prior to our IPO included in this prospectus was derived from the consolidated financial statements of Rio Tinto and does not reflect what our financial position, results of operations, cash flows, costs or expenses would have been had we been a separate, stand-alone public company during those periods presented. Rio Tinto did not account for us, and we were not operated, as a separate, stand-alone public company for the historical periods presented prior to our IPO. The historical costs and expenses reflected in our consolidated financial statements for periods prior to our IPO also include allocations of certain general and administrative costs and Rio Tinto’s headquarters costs. These expenses are estimates and were based on what we and Rio Tinto considered to be reasonable allocations of the historical costs incurred by Rio Tinto to provide these services required in support of our business.

As a separate, stand-alone public company, our cost structure is different and includes both additional recurring costs and nonrecurring costs. Accordingly, our historical consolidated financial information is not reflective of our financial position, results of operations or cash flows or costs had we been a separate, stand-alone public company during all of the periods presented, and the historical financial information is not a reliable indicator of what our financial position, results of operations or cash flows will be in the future.

Rio Tinto may benefit from corporate opportunities that might otherwise be available to us.

Rio Tinto holds certain coal assets in the U.S. and abroad, such as the Colowyo mine in Colorado. If RTEA and KMS exercise their right to require CPE Resources to acquire by redemption all of their common membership units in CPE Resources and Cloud Peak Energy Inc. uses the CPE Assumption Right to acquire their common membership units in exchange only for shares of our common stock, RTEA and KMS would own, collectively, approximately 48.3% of all outstanding shares of our common stock, based on our common stock outstanding as of September 30, 2010.

Rio Tinto may expand, through development of its remaining coal business, acquisitions or otherwise, its operations that directly or indirectly compete with us. For one year following our IPO, RTEA and its affiliates will not pursue any competitive activity or acquisition in the coal industry within the PRB. Rio Tinto and its affiliates are not prohibited from pursuing any competitive activity or acquisition outside of the PRB, whether during or after this one-year period, including selling coal or other goods produced outside of the PRB to customers located in the PRB or who are otherwise our customers. Accordingly, Rio Tinto and its affiliates will be free to compete with us in the PRB starting on November 25, 2010. If a corporate opportunity is offered to Rio Tinto or its affiliates or any of Rio Tinto’s or its affiliates’ executive officers or directors that relates to any competitive activity or acquisition in the coal industry:

•                  within the PRB after November 25, 2010; or

•                  outside of the PRB,

no such person shall be liable to us or any of our shareholders for breach of any fiduciary or other duty unless the business opportunity is expressly offered to the director or executive officer in his or her capacity as an executive officer or director of us.

In addition, Rio Tinto or its affiliates may have other business interests and may engage in any other businesses not specifically prohibited which could compete with us, and these potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects.

Our directors and executive officers have potential conflicts of interest with us and your interests as shareholders.

Preston Chiaro, one of our directors, is also an executive officer of Rio Tinto or its affiliates. Mr. Chiaro owes fiduciary duties to our shareholders, which may conflict with his role as an executive officer of Rio Tinto or its affiliates. As a result, in connection with any transaction or other relationship involving both companies, Mr. Chiaro may, but is not required to, recuse himself and would therefore not participate in any board action relating to these transactions or relationships. Both Colin Marshall, our chief executive officer and a director, and Mr. Chiaro own shares of Rio Tinto or options to purchase Rio Tinto common stock. Mr. Barrett, Mr. Orchard, Mr. Rivenes and Mr. Taylor, who are also our executive officers, also own shares of Rio Tinto or options to purchase Rio Tinto common stock. These ownership interests may be of greater value than their ownership of our common stock. Ownership of Rio Tinto shares by our directors and executive officers could create, or appear to create, potential conflicts of interest when directors and executive officers are faced with decisions that could have different implications for Rio Tinto or its affiliates than they do us.

Prior to our IPO, at the time of agreeing to certain matters related to our IPO and IPO Structuring Agreements, Cloud Peak Energy Inc. was an indirect wholly-owned subsidiary of Rio Tinto. As a result, the Cloud Peak Energy Inc. directors at that time owed a fiduciary duty solely to Rio Tinto in its capacity as the sole owner of Cloud Peak Energy Inc. and did not owe a fiduciary duty to our post-IPO stockholders. Keith Bailey, William T. Fox III and Chris Tong, all of whom are current “independent” directors of Cloud Peak Energy Inc. under applicable NYSE rules, were also Cloud Peak Energy Inc. directors prior to our IPO and therefore owed a fiduciary duty to Rio Tinto. Upon the effectiveness of our IPO in November 2009, Rio Tinto’s ownership of Cloud Peak Energy Inc. was terminated and, accordingly, Messrs. Bailey, Fox and Tong no longer owe a fiduciary duty to Rio Tinto.

Our agreements with Rio Tinto and its affiliates related to our IPO are likely less favorable to us than similar agreements negotiated between unaffiliated third parties.

We entered into various agreements with Rio Tinto and its affiliates in connection with our IPO which address, among other things, the allocation of assets and liabilities between subsidiaries of Rio Tinto and us, responsibility for the disclosures made in our IPO prospectus and in the offering memorandum used in the senior notes offering, our obligation to provide Rio Tinto financial information needed for its public filings, certain ongoing commercial relationships and our responsibility as the manager of CPE Resources to RTEA and KMS as non-managing members. CPE Resources has agreed to indemnify Rio Tinto for any losses experienced pursuant to these agreements, in certain instances on a dollar-for-dollar basis and in certain other instances by providing additional indemnification calculated on a dollar-for-dollar basis plus a fraction of a dollar equal to the ownership interest of Rio Tinto and its affiliates in CPE Resources at the time the indemnity is payable to Rio Tinto. Because these agreements were entered into while we were part of Rio Tinto, some of the terms of these agreements are likely less favorable to us than similar agreements negotiated between unaffiliated third parties.

Third parties may seek to hold us responsible for liabilities of Rio Tinto that we did not assume.

Third parties may seek to hold us responsible for liabilities of Rio Tinto that we did not assume in connection with our IPO, including liabilities related to the Jacobs Ranch and Colowyo mines, as well as the uranium mining venture that we do not own. Under certain of the IPO Structuring Agreements, RTA will indemnify us for certain claims and losses relating to these liabilities. If those liabilities are significant and we are ultimately held liable for them, we may not be able to recover the full amount of our losses from RTA.

We are a holding company with no direct operations of our own and depend on distributions from CPE Resources to meet our ongoing obligations.

We are a holding company with no direct operations of our own and have no independent ability to generate revenue. Consequently, our ability to obtain operating funds depends upon distributions from CPE Resources and payments under our management services agreement. Pursuant to the Management Services Agreement between us and CPE Resources, CPE Resources will make payments to us in the form of a management fee and cost reimbursements to fund our day-to-day operating expenses, such as payroll for our officers. However, if CPE Resources cannot make the payments pursuant to the management services agreement, we may be unable to cover these expenses.

The distribution of cash flows by CPE Resources to us will be subject to statutory restrictions under the Delaware Limited Liability Company Act and contractual restrictions under CPE Resources’ debt instruments that may limit the ability of CPE Resources to make distributions. In addition, any distributions and payments of fees or costs will be based upon CPE Resources’ financial performance. Any distributions of cash will be made on a pro-rata basis to all holders of units in CPE Resources, including us, RTEA and KMS in accordance with each holders’ respective percentage interest.

As a member of CPE Resources, we will incur income taxes on our allocated share of any net taxable income of CPE Resources. Our debt instruments allow CPE Resources to distribute cash pro rata to its members (including us and RTEA) in amounts sufficient for us to pay our tax liabilities payable to any governmental entity, and, in the ordinary course of business, our obligations under the Tax Receivable Agreement, if any. To the extent we need funds for any other purpose, and CPE Resources is unable to provide such funds because of limitations in its debt instruments, it could have a material adverse effect on our business, financial condition, results of operations or prospects.

Rio Tinto or its affiliates may have interests that differ from your interests as stockholders and they have specified consent rights in CPE Resources.

As of the date of this prospectus, RTEA and KMS collectively own approximately 48.3% of the common membership units in CPE Resources. In general, so long as Rio Tinto owns, directly or indirectly, at least 30% of the common membership units of CPE Resources that were outstanding upon completion of our IPO (treating for purposes of this calculation shares of our common stock acquired in connection with an exercise of Rio Tinto’s redemption rights and not disposed of by Rio Tinto as units), Rio Tinto’s consent will be required prior for any of the following actions:

•                  approval of any transaction that would result in a change of control of us, including CPE Resources, or a change in the manager of CPE Resources;

•                  the merger, consolidation, dissolution or liquidation of CPE Resources or any merger, consolidation, dissolution or liquidation of any subsidiary of CPE Resources (with customary exceptions);

•                  the direct or indirect sale, transfer, lease or other disposition of property or assets (including capital stock of any subsidiary) of CPE Resources and its subsidiaries outside of the ordinary course of business in excess of $500 million (subject to adjustment for inflation); provided, however, that Rio Tinto’s consent will not be required for the creation, incurrence or assumption of (or foreclosure or other realization with respect to) any lien created, incurred or assumed in connection with indebtedness assumed, incurred or issued in connection with our IPO, our revolving credit facility and the other transactions contemplated by the LLC Agreement or the other IPO Structuring Agreements;

•                  any fundamental change outside of the ordinary course of business in the nature (but not size or methods) of CPE Resources’ coal business as in effect upon completion of our IPO, but only insofar as such fundamental change does not relate to the normal operation or activities of CPE Resources’ coal business or any business or operation reasonably related or ancillary to CPE Resources’ business;

•                  the acquisition of any other business or asset that has a purchase price in excess of $500 million or that would result in the issuance of equity interests by us or CPE Resources in excess of $500 million (subject to adjustment for inflation);

•                  the assumption, incurrence or issuance of indebtedness in excess of 125% of the indebtedness amounts included in CPE Resources’ operating plan (subject to adjustment for inflation), other than indebtedness to fund ordinary course business operations or to fund any capital expenditures which do not require Rio Tinto’s consent;

•                  making or committing to make, in any calendar year period, capital expenditures outside the ordinary course of business; provided that the following capital expenditures (subject to adjustment for inflation) shall be deemed to be in the ordinary course of business (x) committed LBA payments included in CPE Resources’ operating plan and (y) the aggregate amount of all other capital expenditures not in excess of 125% of the sum of (1) uncommitted LBA payments included in CPE Resources’ operating plan, (2) non-LBA capital payments included in CPE Resources’ operating plan and (3) the cumulative amount by which the actual capital expenditures in preceding years for capital expenditures other than committed LBA payments is less than the sum of total uncommitted LBA payments and non-LBA payments for the prior years; and

•                  except as otherwise set forth in any other structuring-related agreement, settling claims as to which Rio Tinto would have liability.

The consent of RTEA and KMS, as the non-managing members of CPE Resources, is required for any amendment to the LLC Agreement until the non-managing members own less than 10% of the common membership units of CPE Resources that were outstanding upon completion of our IPO. In addition, if Rio Tinto, directly or indirectly, owns any common membership units, we will generally be prohibited from causing CPE Resources to make tax elections or take positions on tax issues that we know or would reasonably be expected to know would harm Rio Tinto if such election or position had not been made or taken.

Any future redemption by RTEA, KMS or Cloud Peak Energy Inc. of common membership units in CPE Resources in exchange for shares of our common stock will significantly dilute your voting power.

Pursuant to the terms of the LLC Agreement, RTEA and KMS have the right to have their common membership units acquired by means of redemption by CPE Resources in exchange for a cash payment equal to, on a per unit basis, the market price of one share of our common stock. If RTEA and/or KMS exercise their redemption right, Cloud Peak Energy Inc. is entitled to assume CPE Resources’ rights and obligations to acquire common membership units from RTEA and KMS and elect to acquire such common membership units from RTEA or KMS in exchange for, at our determination, shares of our common stock on a one-for-one basis or a cash payment equal to, on a per unit basis, the market price of one share of our common stock or a combination of both. We refer to this entitlement as the CPE Assumption Right. In addition, if the Rio Tinto members own in the aggregate less than 5% of the common membership units of CPE Resources that were outstanding as of the effective date of our IPO, CPE Resources will have the right to acquire by redemption all of the common membership units then held by the Rio Tinto members for a cash payment equal to, on a per unit basis, the market price of one share of our common stock. We maintain the same right to assume CPE Resources’ rights and obligations to acquire the common membership units from the Rio Tinto members as described above. We refer to this entitlement as our “CPE Redemption Assumption Right.”

As of the date of this prospectus, RTEA and KMS own approximately 48.3% of the common membership units in CPE Resources. If RTEA and/or KMS exercise their redemption right with respect to a significant number of their common membership units and Cloud Peak Energy Inc. elects to exercise the CPE Assumption Right and issue common stock rather than cash, the voting power of our stockholders would be significantly diluted. For example, if RTEA and KMS exercise their right to require CPE Resources to acquire by redemption all of their common membership units in CPE Resources and Cloud Peak Energy Inc. uses the CPE Assumption Right to acquire their common membership units in exchange only for shares of our common stock, RTEA and KMS would own approximately 48.3% of all outstanding shares of our common stock as of September 30, 2010. Any such occurrence, whether it occurs through our CPE Redemption Assumption Right or the CPE Assumption Right as

described above, could result in subsidiaries of Rio Tinto retaining significant influence over decisions that require the approval of our stockholders (such as the election of our directors) regardless of whether our other stockholders believe that such decisions are in our own best interests.

If we are determined to be an investment company, we would become subject to burdensome regulatory requirements and our business activities could be restricted.

We do not believe that we are an “investment company” under the Investment Company Act of 1940, as amended. As managing member of CPE Resources, we control CPE Resources and believe our interest in CPE Resources is neither a “security” nor an “investment security,” as those terms are defined in the Investment Company Act. If we were to stop participating in the management of CPE Resources, our interest in CPE Resources could be deemed an “investment security” for purposes of the Investment Company Act. Generally, a company is an “investment company” if it owns investment securities having a value exceeding 40% of the value of its total assets (excluding U.S. government securities and cash items). Our sole asset is our managing membership interest in CPE Resources. A determination that this interest is an investment security could result in our being considered an investment company under the Investment Company Act. As a result, we would become subject to registration and other burdensome requirements of the Investment Company Act. In addition, the requirements of the Investment Company Act could restrict our business activities, including our ability to issue securities.

We and CPE Resources intend to conduct our operations so that we are not deemed an investment company under the Investment Company Act. However, if anything were to occur that would cause us to be deemed to be an investment company, we would become subject to restrictions imposed by the Investment Company Act. These restrictions, including limitations on our capital structure and our ability to enter into transactions with our affiliates, could make it impractical for us to continue our business as currently conducted and could have a material adverse effect on our financial performance and operations.